                                                                  EXHIBIT 10.1.6

                             FORBEARANCE AGREEMENT

                                     K-TRON


                                    Between

                Swiss Bank Corp. Aarau (SBC)                       (Leading bank)

                Credit Suisse Aarau (CS)
                Swiss Volksbank (SVB)                              (Subsequently referred to as Banks)
                Union Bank of Switzerland (UBS)
                Banque Cantonale Neuchateloise (BCN)

                as well as


                CS Immobilien Leasing Ltd.                         (Subsequently referred to as CSIL)

 and
                K-Tron (Switzerland) Ltd.
                K-Tron Vertech Ltd.                                (Subsequently referred to as K-Tron
                K-Tron Patent Ltd.                                 Group)
                K-Tron Asia Pacific Pte. Ltd.

 and
                K-Tron International Inc.                          (Subsequently referred to as K-Tron
                K-Tron Investment Co.                              International)

Preamble

As per agreement of June 29, 1995, K-Tron (Switzerland) Ltd. merged with K-Tron Holding Ltd., as a result of which all assets and liabilities of the latter were transferred to K-Tron (Switzerland) Ltd. retroeffective January 1, 1995. Through a number of organizational and technical measures and with the aid of the present forbearance agreement the excessively high debt-to-equity ratio of K-Tron (Switzerland) Ltd. shall be reduced as quickly as possible to an acceptable level.

Within the framework of this reorganization also the structure of the entire K-Tron Group shall be optimized.

1.            SUBJECT AND SCOPE OF THE FORBEARANCE AGREEMENT

1.1 This forbearance agreement relates to all credits and credit limits (incl. contingent commitments) which the banks have granted to the companies of the K-Tron Group as of March 31, 1995, or which will be granted after this date.

              The credits and credit limits granted to K-Tron (Switzerland) Ltd. as of March 31, 1995, are listed in Appendix 1. With the ratification of this agreement the banks confirm the correctness and completeness of the credit limits and credit facilities listed in Appendix. 1.

              Appendix 2 contains the reorganization and restructuring concept of K-Tron (Switzerland) Ltd.

              Appendix 1 and Appendix 2 are a integral parts of this forbearance agreement.

1.2 All parties to this forbearance agreement concur that of the currently blocked amounts (resulting from the sale of Colortronic GmbH, Germany), that is,

                            a)     US$ 3.00 million            at SBC Aarau
                            b)     US$ 2.15 million            at CS Aarau
                            c)     US$ 0.40 million            at Dr. H. J. Schurmann, escrow agent, blocked until
                                                               Dec. 31, 1995 according to the Colortronic sales
                                                               agreement

              the amount a) of SBC Aarau, and the amount b) of CS Aarau shall be applied to reduce in the corresponding amount the credits formerly granted to K-Tron Holding Ltd. -- which on account of the merger have been transferred to K-Tron (Switzerland) Ltd.

              The amount c) of US$ 400,000.00 plus accrued interest per Jan. 1, 1996, shall also be transferred to SBC Aarau and CS Aarau in the ratio of 3:2.15, exchanged into SFr., and be applied to further reduce immediately the residual balance of the credits originally granted to K-Tron Holding Ltd.


2.            STIPULATIONS OF FORBEARANCE AGREEMENT

2.1           AVAILABILITY OF CREDIT LIMITS

              For the duration of this forbearance agreement the banks pledge to make the credit limits specified in Appendix 1, and after the application of funds according to Section 1.2, freely and completely available to the companies of the K-Tron Group for operational purposes. But the existing agreements between the banks and the companies of the K-Tron Group still remain in effect to the extent that they do not contravene this forbearance agreement.

2.2           DEFERMENT OF CREDIT MATURITIES

              The banks agree to defer repayment of the credits and credit tranches maturing up to March 31, 1997, according to Appendix 1, as well as to defer the amortization payments on mortgages and fixed loans that become due up to that time.

              Not covered by this deferment agreement are interest payments, fees and commissions which shall be paid in accordance with the individual credit agreements negotiated between the banks and companies of the K-Tron Group.

              For the term of this forbearance agreement the banks and CSIL agree not to call in the outstanding credits (principal) from the companies of the K-Tron Group and not to enforce their claim through compulsory execution or court order. This waver becomes null and void if the companies of the K-Tron Group fail to pay the interest, fees and commissions according to the individual credit agreements negotiated with the banks and CSIL; in this case the banks and CSIL are entitled to demand repayment of the credits (principal) or to demand the return of the leased object. This waver is also subject to the stipulations of Sections 2.3 and 6.

2.3           OFFSET ENTITLEMENT

              Irrespective of 2.2 above each bank is entitled to reduce the credits granted to the companies of the K-Tron Group by applying the following proceeds against the credits (and to reduce the credit limits accordingly):

              Within the scope of the collateral: Net income (gross income less taxes, duties or other brokerage fees and legal expenses admitted by the banks) from the sale of assets that have been pledged as collateral to the corresponding banks and to CSIL.

3.            OBLIGATIONS OF THE K-TRON GROUP

3.1 MEASURES FOR LOWERING COSTS, INCREASING THE INCOME, AND IMPROVING THE LIQUIDITY

              The K-Tron Group shall

3.1.1 take all measures deemed to be necessary in accordance with sound business management principles to lower the costs, increasing the income and improving the liquidity, and shall report to the leading bank and CSIL monthly the status of the steps taken.

3.1.2 use all moneys received from the sale of non-operational assets to proportionately reduce the credit limits of the banks.

3.1.3 ensure that the participations/companies that form part of the K-Tron Group do not take any actions that contravene the stipulations of this agreement, that violate or jeopardize this agreement, or that could impair the economic situation of the K-Tron Group.

3.1.4         implement the reorganization measures listed in Appendix 2.

3.2           FUND TRANSFERS

              The K-Tron Group

3.2.1 shall use, as far as possible, all credit limits proportionately to the established limits and in addition authorize the banks to compensate the balances at their own discretion.

3.2.2 shall handle all fund transfers exclusively through payment orders (no checks) and only via the banks.

3.2.3 agrees not to use open credit limits of the undersigned banks to repay other banks.

3.3           TRANSACTIONS REQUIRING APPROVAL

              The K-Tron Group

3.3.1 may not without prior written approval of the banks grant any credits or loans to third parties or affiliated companies, may not repay any such credits or loans, may not incur any contingent liabilities, and may not pledge additional collateral for other credits or claims.

3.3.2 may not distribute any dividends without the approval of the banks.

3.3.3 shall obtain the approval of the banks before the sale of any assets valued at over SFr. 100,000.00.

3.3.4 may not without the prior written consent of the banks make any (partial) investments or disinvestments in/of shares, including any participations except those in the annually submitted investment budget. The banks are aware of the planned sale of K-Tron (France) S.a.r.l. and Hasler Freres Brazil Ind. e. com. Ltda.

3.3.5 may not, without the written consent of the banks, borrow any funds from banks that are not part of this agreement.

3.3.6 may not, without the written consent of the banks, deviate from the reorganization concept or the action plan according to Appendix 2.

3.3.7 may not, without the written consent of the banks, conclude any new license agreements and may not modify the existing license agreements.

3.4           MANDATORY RECORD KEEPING AND RIGHT OF INSPECTION

              The K-Tron Group

3.4.1 shall provide the banks and CSIL at all times with the desired information and release them from the banking secrecy among each other.

3.4.2 authorizes the statutory auditors and external consultants to supply information to the banks and CSIL.

3.4.3 authorizes the banks and CSIL to inspect all account books and all supplementary records and documents.

3.4.4 shall submit to the leading bank per March 31 of each year, at the latest, the annual report per December 31 (with consolidation) audited by Arthur Anderson, including the report of the statutory auditors and any explanatory reports, as well as the original of other documents prepared by the statutory auditors that have been signed by the K-Tron Group and the statutory auditors.

3.4.5 shall submit to the leading bank and for the use by the other banks and CSIL, the following reports -- broken down by Soder Division and Hasler Division as well as consolidated:

 Documents                                                  Interval              First time on
--------------------------------------------------------------------------------------------------
 (Audited) interim report (balance sheet and P&L            quarterly             Dec. 31, 1995
 statement) within 45 days from the scheduled reporting
 dates

 Budget (with comparison of desired/ actual) signed by      semiannually          Dec. 31, 1995
 the statutory auditors, within 30 days from the
 scheduled reporting dates

 12-Months revolving liquidity forecast, within 30 days     quarterly             Dec. 31, 1995
 of the scheduled reporting dates

 Order book, within 30 days of the scheduled reporting      quarterly             Dec. 31, 1995
 dates

 Bank limits and draw-downs, within 30 days of the          quarterly             Dec. 31, 1995
 scheduled reporting dates

 Report on the progress of business with brief comment,     quarterly             Dec. 31, 1995
 within 30 days of the scheduled reporting date

 Aged list of accounts payable, within 30 days of the       quarterly             Dec. 31, 1995
 scheduled reporting date

 Aged list accounts receivable, within 30 days of the       quarterly             Dec. 31, 1995
 scheduled reporting date

3.4.6 shall inform the leading bank immediately on any legal actions on the part of creditors that are either received or expected, or any other compulsory execution measures.

3.4.7 agrees to the consulting services of the experts proposed by the leading bank and to provide them with access to all account books.

4.            LEADING BANK

              The leading bank assumes the leadership not only with respect to the relationship among the banks and CSIL, but also the relationship of the banks and CSIL with the companies of the K-Tron Group as well as other third parties that may possibly participate in this forbearance agreement.

              Except for gross negligence, any liability of the leading bank for damage resulting from its leadership is explicitly waived, not only with respect to the other banks and CSIL, but also the companies of the K-Tron group.


5.            BANK SECRECY

              The companies of the K-Tron Group release the banks from the bank secrecy among each other. This means that the banks are authorized to supply each other at any time with any information on their business relationships with companies of the K-Tron Group with respect to the credit limits and facilities listed in Appendix 2. The companies of the K-Tron Group also release the banks from the bank secrecy in relevant contacts with external consultants, lawyers and auditors, and release the latter from their business or professional secrecy in contacts with the banks.

6.            DURATION OF THE AGREEMENT

              This agreement remains in force until

                                 MARCH 31, 1997

              Appendix 2 is an integral part of this forbearance agreement and remains in force until the reorganization/restructuring of K-Tron (Switzerland) Ltd. has been completed according to Section 4 of Appendix 2.

              Early termination of this forbearance agreement on part of the banks and CSIL is only possible for valid cause, namely, if this agreement is violated by a company of the K-Tron Group or by one of the banks or CSIL, if bankruptcy is declared or if a composition agreement is made by K-Tron Switzerland (Ltd.) or if a comparable composition or liquidation procedure under foreign law is opened against a subsidiary of K-Tron (Switzerland).

              In addition, early termination is possible if due to the periodic reporting or other available information such a negative development of the business situation of the K-Tron Group is revealed that the continuation of the credits on part of the banks can no longer be justified.

              Early termination cancels the forbearance agreement immediately. Notice shall be given in writing by the corresponding bank to the debtor companies of the K-Tron Group and a copy shall be forwarded to all other banks and to CSIL.



7.            CLAIM FOR DAMAGES

              Claims may be raised for damages against any party who violates this agreement, particularly also against a bank who terminates this agreement without valid cause.

8.            MAILING ADDRESSES

              Communications related to the forbearance agreement are considered to have been duly delivered by the banks and the companies of the K-Tron Group if they are received at the following addresses:


              Swiss Bank Corporation
              Attn. Dr. U. A. Weidmann/F2
              Beim Bahnhof
              CH-5001 Aarau/Switzerland

              Credit Suisse
              Attn. Mrs. C. Dill
              Bahnhofstrasse 20
              CH-5001 Aarau/Switzerland

              Swiss Volksbank
              Attn. Mr. T. Hilpertshauser
              Weltpoststrasse 5
              CH-3015 Bern/Switzerland

              Union Bank of Switzerland
              Attn. Mr. M. Baster
              Bahnhofstrasse 61
              CH-5001 Aarau/Switzerland

              Banque Cantonale Neuchateloise
              Attn. Mr. M. Paolini
              Place Pury 4
              CH-2001 Neuchatel/Switzerland

              CS Immobilien Leasing Ltd.
              Attn. Mrs. V. Zollinger
              Thurgauerstrasse 56

              CH-8070 Zurich/Switzerland

              For the K-Tron Group and K-Tron International:

              K-Tron (Switzerland) Ltd.
              Executive Management
              Industrie Lenzhard

              5702 Niederlenz

9.            EFFECTIVE DATE

              This agreement enters into force when it has been duly signed by all parties involved.


10.           APPLICABLE LAW/PLACE OF JURISDICTION

              This forbearance agreement is subject to Swiss law.

              THE PLACE OF JURISDICTION FOR ALL LEGAL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IS AARAU. The banks and CSIL have the right, however, to initiate legal action against companies of the K-Tron Group also at their domicile or in any other competent court.

              Aarau   . . . . . . . . . . . . . .   22.12.95 . . .    . . . . . . . . . . . . . . .
                                                                      (Swiss Bank Corporation
                                                                      Aarau; leading bank)

              Aarau   . . . . . . . . . . . . . .  3.1.96    . . .    . . . . . . . . . . . . . . .
                                                                      (Credit Suisse)

              Bern  . . . . . . . . . . . . . . .  5.1.96    . . .    . . . . . . . . . . . . . . .
                                                                      (Swiss Volksbank)

              Aarau   . . . . . . . . . . . . . .  17.1.96   . . .    . . . . . . . . . . . . . . .
                                                                      (Union Bank of Switzerland)

              Nauchatel   . . . . . . . . . . . .  27.1.96   . . .    . . . . . . . . . . . . . . .
                                                                      (Bank Cantonale
                                                                      Neuchateloise)

                . . . . . . . . . . . . . . . . .  26.1.96   . . .    . . . . . . . . . . . . . . .
                                                                      (CS Immobilien Leasing Ltd.)


                . . . . . . . . . . . . . . . . .  25./28. Nov. 95    . . . . . . . . . . . . . . .
                                                                      K-Tron (Switzerland) Ltd.


                . . . . . . . . . . . . . . . . .  25./28.Nov. 95     . . . . . . . . . . . . . . .
                                                                      (K-Tron Vertech Ltd.)


                . . . . . . . . . . . . . . . . .  25./28. Nov 95     . . . . . . . . . . . . . . .
                                                                      (K-Tron Patent Ltd.)


                . . . . . . . . . . . . . . . . .  25. Nov. 95        . . . . . . . . . . . . . . .
                                                                      (K-Tron Asia Pacific Pte. Ltd.)
                                                                      (Signature authenticated)

                . . . . . . . . . . . . . . . . .  25. Nov. 95        . . . . . . . . . . . . . . .
                                                                      (K-Tron International, Inc.)
                                                                      (Signature authenticated)

                . . . . . . . . . . . . . . . . .  25. Nov. 95        . . . . . . . . . . . . . . .
                                                                      (K-Tron Investment Co.)
                                                                      (Signature authenticated)

APPENDICES:
Appendix 1:   Credit limits and drawdowns per March 31, 1995
Appendix 2:   Reorganization and restructuring concept K-Tron

APPENDIX 1

Large bank schedule

Group name : K-Tron       K-Tron (Swizterland) Ltd.; Niederlenz

Credit limits and draw-downs as of March 31, 1995  in 000 Swiss Francs

Creditor
Total committment
Collateral allocation
Collateral
Unsecured portion
Quota*
Information on collateral / comments


Pro Memoria
Commitments of leasing companies and banks not participating in the forbearance agreement (foreign banks, pension fund)

* Quota according to calculation method "Large bank schedule"

             APPENDIX 2: REORGANIZATION AND RESTRUCTURING CONCEPT

                                    K-TRON

1.            BOARD OF DIRECTORS

              The present board of directors of K-Tron (Switzerland) Ltd. consisting of Dr. Hans Jurg Schurmann, will be supplemented by Mr. Lukas Gunthardt and Dr. Urs Schenker. The board of directors shall be limited to three members. This arrangement remains in effect until the reorganization according to Section 4 has been completed.

              K-Tron International Ltd., K-Tron Investment Co. as well as the companies of the K-Tron Group agree not to interfere with the directives of the new board of K-Tron (Switzerland) Ltd.



2.            RESTRUCTURING K-TRON (SWITZERLAND) LTD.

              Through the following organizational, operational and technical measures the K-Tron Group shall be restructured as quickly as possible:

              a) Streamlining of the organization structure within 6 months:
                 - The shares of K-Tron Asia Pacific Pte. Ltd. Singapore shall, after the restructuring of the latter (i.e. when the share capital is again fully covered), be transferred at the nominal value, excluding goodwill, to K-Tron (Switzerland) Ltd.
                 - K-Tron Patent Ltd. shall either be merged with K-Tron (Switzerland) Ltd. or liquidated;
                 -  K-Tron Vertech Ltd. shall be merged or liquidated

              b) Set-up of a management information system MIS within the new organization according to a).
              c)   Optimization of the development and production process.
              d)   Product development according to Section 3.
              e)   Optimization and streamlining of the existing product range.

3.            DEVELOPMENT OF NEW PRODUCTS

              The development of new products at K-Tron (Switzerland) Ltd. shall be intensified. Patents issued or acquired in this connection shall remain with K-Tron (Switzerland) Ltd., and remain so even after the termination of this forbearance agreement or Appendix 2 thereof. As long as any of the banks has an open credit against any company of the K-Tron Group, and/or if it does not agree with the transfer of patents by K-Tron (Switzerland) Ltd., these may not be transferred to K-Tron Investment Co. or K-Tron International, Inc., or any other physical person or legal entity.

4.            FINANCIAL AND BANKING RELATED MEASURES

4.1 The reorganization of K-Tron (Switzerland) Ltd. is considered to be complete when a debt-to-equity ration of 60:40 has been attained. Acceptable proof that the reorganization has been completed is the submission to the leading bank of an audited semi-annual financial report of K-Tron (Switzerland) Ltd. that shows the aforementioned ratio.

              a) Beginning March 1, 1996, and until the completion of the reorganization of K-Tron (Switzerland) Ltd., neither K-Tron (Switzerland) Ltd. nor any of its subsidiaries will no longer pay any management fees to the American K-Tron companies.

                 Any claims of K-Tron (Switzerland) Ltd. against the American K-Tron companies that have arisen before the signing of this forbearance agreement shall be settled by the latter by March 1, 1996.

                 In addition, deliveries of K-Tron (Switzerland) Ltd. to the American K-Tron companies will be made only against prepayment (or against letter or credit).

            b) Until the reorganization of K-Tron (Switzerland) has been completed, K-Tron Investment Co. -- as the owner of all shares of K-Tron (Switzerland) Ltd. -- agrees
                 - Not to change in any way the capital structure of K-Tron
                   (Switzerland) Ltd. without the prior written consent of the banks and CSIL;
                 - To vote into or out of office the board of directors
                   (according to Section 1) and to appoint the statutory auditors of K-Tron Switzerland (Ltd.) only in consultation with the banks;
                 - Not to transfer the owned shares of K-Tron (Switzerland) Ltd.

            c) With the execution of this forbearance agreement K-Tron (Switzerland) Ltd. globally assigns to the leading bank as security for the amounts owed to the banks and to CSIL all future receivables that will be generated in the course of its operations. The terms will be covered by a separate agreement concluded between K-Tron (Switzerland) Ltd. and the banks.

4.2 Until the desired debt-to-equity ratio stipulated in Section 4.1 has been achieved , the assistance of the banks is absolutely essential. As compensation for their assistance they are entitled to increase the interest margins then in effect at the leading bank by 2.5% p.a. (pro rata) after the expiration of the forbearance agreement until the reorganization has been completed. If K-Tron (Switzerland) Ltd. does not borrow any additional funds from the banks during the term of this forbearance agreement, the banks will increase this interest margin by no more than 2% p.a. (pro rata). However, these interest payments which are due in addition to the other interest, commissions, fees and amortizations, must not cause K-Tron (Switzerland) Ltd. to become illiquid or insolvent. For this reason the additional interest payments will be claimed by the banks only if K-Tron (Switzerland) Ltd. does not experience financial difficulty on account of this.


5.          PENSION FUND

            An expert's opinion on the status of the pension fund will be prepared. If necessary, corrective steps will be initiated, in parallel with those in Sections 1 to 4.



6.          TERM OF VALIDITY

            The reorganization and restructuring concept defined in Appendix 2 has a term of validity that is independent of the forbearance agreement, and shall remain valid also after the latter has been terminated, until the reorganization of K-Tron (Switzerland) Ltd. has been completed according to Section 4.1

            (debt-to-equity ratio of 60:40). Section 3 of this Appendix 2 remains in force until the conditions stipulated therein are fulfilled.